        EXHIBIT 7

Legal Title of Bank:	Bank One Trust Company, N.A.	Call Date: 12/31/00	State #: 391581	FFIEC 032
Address:	100 Broad Street	Vendor ID: D	Cert #: 21377	Page RC-1
City, State Zip:	Columbus, OH 43271	Transit #: 04400003

Consolidated Report of Condition for Insured Commercial
and State-Chartered Savings Banks for December 31, 2000

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding of the last business day of the quarter.

Schedule RC—Balance Sheet

		Dollar Amounts in thousands
		RCON	BIL MIL THOU	C300
ASSETS
1.	Cash and balances due from depository institutions (from Schedule RC-A):	RCON
	a. Noninterest-bearing balances and currency and coin(1)	0081	64,969	1.a
	b. Interest-bearing balances(2)	0071	0	1.b
2.	Securities
	a. Held-to-maturity securities(from Schedule RC-B, column A)	1754	0	2.a
	b. Available-for-sale securities (from Schedule RC-B, column D)	1773	4,286	2.b
3.	Federal funds sold and securities purchased under agreements to resell	1350	1,056,754	3.
4.	Loans and lease financing receivables:	RCON
	a. Loans and leases, net of unearned income (from Schedule RC-C)	2122	346,052	4.a
	b. LESS: Allowance for loan and lease losses	3123	372	4.b
	c. LESS: Allocated transfer risk reserve	3128	0	4.c
	d. Loans and leases, net of unearned income, allowance, and	RCON
	reserve (item 4.a minus 4.b and 4.c)	2125	345,680	4.d
5.	Trading assets (from Schedule RD-D)	3545	0	5.
6.	Premises and fixed assets (including capitalized leases)	2145	21,835	6.
7.	Other real estate owned (from Schedule RC-M)	2150	0	7.
8.	Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	2130	0	8.
9.	Customers' liability to this bank on acceptances outstanding	2155	0	9.
10.	Intangible assets (from Schedule RC-M)	2143	13,697	10.
11.	Other assets (from Schedule RC-F)	2160	131,390	11.
12.	Total assets (sum of items 1 through 11)	2170	1,638,611	12.

(1)
Includes cash items in process of collection and unposted debits.
(2)
Includes time certificates of deposit not held for trading.

Legal Title of Bank:	Bank One Trust Company, N.A.	Call Date: 12/31/00	State #: 391581	FFIEC 032
Address:	100 Broad Street	Vendor ID: D	Cert #: 21377	Page RC-2
City, State Zip:	Columbus, OH 43271	Transit #: 04400003

Schedule RC-Continued

			Dollar Amounts in Thousands
LIABILITIES
13.	Deposits:
			RCON
	a.	In domestic offices (sum of totals of columns A and C from Schedule RC-E, part 1)	2200	1,410,826	13.a
		(1) Noninterest-bearing(1)	6631	830,363	13.a1
		(2) Interest-bearing	6636	580,463	13.a2
	b.	In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)
		(1) Noninterest bearing
		(2) Interest-bearing
14.	Federal funds purchased and securities sold under agreements to repurchase:		RCFD 2800	0	14
15.	a.	Demand notes issued to the U.S. Treasury	RCON 2840	0	15.a
	b.	Trading Liabilities(from Sechedule RC-D)	RCFD 3548	0	15.b
16.	Other borrowed money:		RCON
	a.	With original maturity of one year or less	2332	0	16.a
	b.	With original maturity of more than one year	A547	0	16.b
	c.	With original maturity of more than three years	A548	0	16.c
17.	Not applicable
18.	Bank's liability on acceptance executed and outstanding		2920	0	18.
19.	Subordinated notes and debentures		3200	0	19.
20.	Other liabilities (from Schedule RC-G)		2930	75,186	20.
21.	Total liabilities (sum of items 13 through 20)		2948	1,486,012	21.
22.	Not applicable
EQUITY CAPITAL
23.	Perpetual preferred stock and related surplus		3838	0	23.
24.	Common stock		3230	800	24.
25.	Surplus (exclude all surplus related to preferred stock)		3839	45,157	25.
26.	a.	Undivided profits and capital reserves	3632	106,620	26.a
	b.	Net unrealized holding gains (losses) on available-for-sale securities	8434	22	26.b
	c.	Accumulated net gains (losses) on cash flow hedges	4336	0	26.c
27.	Cumulative foreign currency translation adjustments
28.	Total equity capital (sum of items 23 through 27)		3210	152,599	28.
29.	Total liabilities, limited-life preferred stock, and equity capital (sum of items 21, 22, and 28)		3300	1,638,611	29.
Memorandum
To be reported only with the March Report of Condition.
1.	Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 1996.	RCFD 6724	N/A	Number M.1.
1	=	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank
2	=	Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)
3	=	Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)
4.	=	Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)
5	=	Review of the bank's financial statements by external auditors
6	=	Compilation of the bank's financial statements by external auditors
7	=	Other audit procedures (excluding tax preparation work)
8	=	No external audit work

(1)
Includes total demand deposits and noninterest-bearing time and savings deposits.